Exhibit 5.1

June 22, 2017

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Ladies and Gentlemen:

We have acted as counsel to Resolute Energy Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) covering the proposed issuance of up to 1,450,000 shares of the Company’s Common Stock (“Common Stock”), par value $0.0001 per share (the “Shares”), authorized for issuance pursuant to The Resolute Energy Corporation 2009 Performance Incentive Plan (as amended to the date hereof, the “Plan”). This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined (i) the Registration Statement; (ii) the Plan; and (iii) such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We have also assumed that, without independent investigation, at the time of the issuance of the Shares: (i) all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged; (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto; (iii) a sufficient number of shares of Common Stock will have been authorized and will be reserved or otherwise available for issuance; (iv) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter and (v) the cash

Arnold & Porter Kaye Scholer LLP

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consideration payable in connection with the issuance of the Shares pursuant to the Plan will not be less than the par value of the Common Stock and is otherwise proper and sufficient.

On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered upon payment therefor in accordance with the Plan and applicable award agreement, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Delaware, as amended” includes the statutory provisions contained therein, all applicable provisions of the rules and regulations underlying these provisions and reported judicial decisions interpreting these laws.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ ARNOLD & PORTER KAYE SCHOLER LLP
ARNOLD & PORTER KAYE SCHOLER LLP